EXHIBIT 14

THE STRIDE RITE CORPORATION

Code of Ethics

I.    Introduction

It is the policy of The Stride Rite Corporation (together with its subsidiaries, the “Company”) to conduct its business ethically and to observe applicable laws, rules and regulations in the conduct of its business affairs. The Board of Directors of the Company has established this Code of Ethics (the “Code”) to aid the Company’s directors, officers and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.

A.    Purpose and Scope

The Company’s Board of Directors is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our General Counsel has been appointed the Company’s Compliance Officer under this Code.

The Company expects its directors, officers and employees to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each director, officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with our Compliance Officer, or another member of our Legal Department.

B.    Contents of this Code

This Code has two sections which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of the Company’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

C.    A Note About Other Obligations

The Company’s directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from its directors, officers and employees in the conduct of the Company’s business.

II.    Standards of Conduct

A.    Conflicts of Interest

The Company recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all cases, this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.

Conflicts of interest arise from many situations. Most often they arise in cases where the director, officer or employee, directly or indirectly, stands to obtain some benefit in any transaction or circumstance in which the Company has an interest. Conflicts of interest also occur, however, from various activities, investments, interests or associations which interfere with or appear to interfere with the director’s, officer’s or employee’s independent exercise of judgment in the best interest of the Company. For example, conflicts of interest may occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with the Company.

Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof, as he or she deems appropriate. Actual or potential conflicts of interest involving a director, executive officer or member of the Legal Department should be disclosed directly to the Chairman of the Board of Directors or to the Chairman of the Committee on the Board in the event actual or potential conflict of interest includes an executive officers who is also a member of the Board of Directors.

While it is impossible to describe every conflict of interest, the rules set forth below cover the more common activities and transactions that may give rise to a conflict of interest, and should be followed closely.

Gifts

•	No officer or employee shall accept, directly or indirectly, from any past, current or potential supplier or customer, or from any party, including, without limitation, a supplier or customer, which is seeking to do business or which is likely to seek to do business with the Company, or from any past, current or potential competitor of the Company, any

•	money, gratuities, services, or favors,

•	gifts worth more than $50.00,

•	entertainment or hospitality, other than occasional, business-related luncheons or dinners of reasonable expense,

•	loans or guarantees (except from lending institutions on usual terms then in effect and offered in like transactions), or

•	other material benefits or preferential treatment.

Occasionally, gifts may be delivered to associates despite their best efforts to discourage and refuse such giving. Any gift worth more than $50.00 shall be reported and delivered to the Compliance Officer immediately upon receipt by any associate.

Business Interests

•	No officer or employee shall, directly or indirectly, have any financial interest in or derive any income from any supplier, customer, potential customer or competitor of the Company and the Company’s Products (other than up to l% ownership of other public companies) without prior full disclosure to, and written clearance from, the Compliance Officer.

•	An officer or employee may be considered to have an indirect interest in, or benefit from, an organization or transaction if any members of his or her family or close relatives by blood or marriage or any firm in which he or she or they have a significant financial interest or serve as an officer, associate or representative, have such an interest or benefit. A retailer whose business is the marketing and retail sale of footwear is a competitor of the Company.

B.    Compliance with Laws, Rules and Regulations

The Company seeks to conduct its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day Company duties, nor shall any director, officer or employee instruct others to do so.

C.    Improper or Illegal Payments

The Company’s relationship with all government agencies, their officials and personnel, and with all of its suppliers, customers, competitors, dealers, distributors, licensees, and agents, both in the United States and abroad, must in all respects be such that the public disclosure of full details thereof would not impugn or jeopardize the Company’s reputation or integrity or subject the Company to prosecution. Accordingly, the rules set forth below must be followed closely.

Payments to Officeholders and Government Personnel—U.S.A.

•	No funds or assets of the Company and no personal funds or assets of any associate shall be used directly or indirectly, to

•	make or arrange for any payment, regardless of amount,

•	give any gift, gratuity or favor,

•	provide any entertainment or hospitality, or

•	provide any loans, guarantees or other benefits

to any official or personnel of any federal, state or local government in the United States or in any of its territories or possessions or to any conduit to any of them for any reason relating in any way to the Company or its business.

Payments to Officeholders and Government Personnel—Foreign

•	No funds or assets of the Company and no personal funds or assets of any associate shall be used directly or indirectly, to

•	make or arrange for any payment, regardless of amount,

•	give any gift, gratuity or favor,

•	provide any entertainment or hospitality, or

•	provide any loans, guarantees or other benefits

to any official or personnel of any foreign government or to any conduit to any of them for the purpose of influencing any act, omission or decision which will or may be favorable to the Company or which will or may in some way benefit the Company.

Occasionally, facilitating payments or tips in nominal amounts to low-level associates of foreign governments or their agencies, where the practice is usual or customary in the country concerned, may be made to obtain or expedite the performance of non-discretionary, legitimate, customary duties such as mail delivery, security, customs clearance and the like. Before any such payments are made, the Compliance Officer must be advised of the circumstances and he shall have given his determination that the payment may be made. All such payments must then be reported to the Chief Financial Officer and must be fully and accurately disclosed in the appropriate corporate or divisional books and records. All managers of the Company are responsible for strict adherence to this policy.

Contributions to Political Candidates, Committees, Political Parties—U.S.A.

•	No funds or assets of the Company shall be used directly or indirectly, to

•	make or arrange for any payment, regardless of amount, for any purpose, including without limitation, for campaign contributions, for the purchase of tickets to special dinners or other fund raising events,

•	give any gift, gratuity or favor,

•	furnish any goods, services, equipment or facilities,

•	provide any entertainment or hospitality,

•	provide any loans, guarantees or other benefits

to any candidate for a political office or to any committee supporting any such candidate or to any national political party or to any conduit to any of them.

The laws of most states likewise make illegal corporate contributions to candidates for state and local office and their committees and to political parties. Any request for any corporate contribution which may be permitted by local law must be reviewed first with the Compliance Officer and then approved by the Chairman of the Board.

This policy is not, of course, intended to discourage associates from making personal contributions to political candidates, committees or parties of their choice, or to authorized PACs. Under no circumstances, however, will any associate be reimbursed in any way by the Company for any such personal contribution.

Contributions to Political Candidates, Committees, Political Parties—Foreign

•	No funds or assets of the Company and no personal funds or assets of any associate shall be used directly or indirectly, to

•	make or arrange for any payment, regardless of amount,

•	give any gift, gratuity or favor,

•	provide any entertainment or hospitality, or

•	provide any loans, guarantees or other benefits

to any candidate for any foreign political office, to any committee supporting any such candidate, or to any foreign political party or to any conduit to any of them for the purpose of influencing or inducing any of them to take any action or make any decision which will or may be favorable to the Company or which will or may in some way benefit the Company.

Any request for any contribution which falls outside of the foregoing prohibition must be reviewed first with the Compliance Officer and then approved by the Chairman of the Board.

D.    Protection and Proper Use of the Company’s Assets

Loss, theft and misuse of the Company’s assets has a direct impact the Company’s business and its profitability. Directors, officers and employees are expected to protect the Company’s assets that are entrusted to them. Company property should not be sold, loaned, given away or otherwise disposed of, regardless of condition or value, except with proper authorization.

E.    Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each director, officer and employee is prohibited from:

•	diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company, unless such opportunity has first been fully presented to the Compliance Officer or the Board of Directors in writing, and the Compliance Officer or the Board of Directors have provided written clearance to such director, officer or employee, or

•	using the Company’s property or information or his or her position for personal gain, unless such use has been approved in advance by the Compliance Officer.

F.    Confidentiality

Confidential information generated and gathered in the Company’s business plays a vital role in the Company’s business, prospects and ability to compete. “Confidential information” includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Directors, officers and employees may not disclose or distribute the Company’s confidential information to a competitor or any other person, firm or corporation, except when disclosure is authorized by the Company or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate Company purposes. Directors, officers and employees must return all of the Company’s confidential and/or proprietary information in their possession to the Company when they cease to be employed by or to otherwise serve the Company.

G.    Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is the Company’s policy that directors, officers and employees must endeavor to deal ethically and lawfully with the Company’s customers, suppliers, competitors and employees in all business dealings on the Company’s behalf. No director, officer or employee should take unfair advantage of another person in business dealings on the Company’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

H.    Payments to Others

•	No funds or assets of the Company shall be used directly or indirectly, to

•	make or arrange for any payment, regardless of amount,

•	give any gift, gratuity or favor,

•	provide any entertainment or hospitality, other than occasional, business related luncheons or dinners of reasonable expense, or

•	provide any loans, guarantees or other benefits,

to any past, current or potential supplier, customer, dealer, distributor, licensee or agent, domestic or foreign, or to any conduit to any of them, for the purpose of influencing or inducing any of them to take any action or make any decision which will or may be favorable to the Company or which will or may in some way benefit the Company.

The foregoing shall also apply to current or potential competitors, except that no entertainment or hospitality shall be provided at Company expense.

I.    Accuracy of Records

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No director, officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records. Compliance with generally accepted accounting rules and practices consistently applied and with established internal controls is required at all times.

J.    Quality of Public Disclosures

The Company is committed to providing its stockholders with complete and accurate information about its financial condition and results of operations in accordance with the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The Company’s Disclosure Committee senior management are primarily responsible for monitoring the Company’s public disclosure.

K.    Securities Transactions and Inside Information

The Company has an insider trading policy and all directors, officers and employees are expected to comply with the terms of such insider trading policy.

III.    Compliance Procedures

A.    Communication of Code

All directors, officers and employees will be supplied with a copy of the Code upon beginning service at the Company. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the human resources department or by accessing the company’s website at www.strideritecorp.com.

B.    Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor and audit compliance with the Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

The results of such audits shall be reported in writing to the Company’s Chief Executive Officer, Chief Financial Officer and Audit Committee of the Board of Directors. In addition, the Company’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

C.    Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every employee is required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on Company’s property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Compliance Officer.

Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer or by any of the following methods:

•	In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer, either by facsimile to (617) 824-6633 or by U.S. mail to General Counsel, 191 Spring Street, Lexington, MA 02421-8049;

•	By e-mail to chuck_redepenning@striderite.com (anonymity cannot be maintained); or

•	By phoning the employee feedback line (the “Feedback Line”) which we have established for receipt of questions and reports of potential violations of the Code. The Feedback Line may be reached at (800) 477-4342 extension 6544 and calls may be made anonymously as set forth below under “Reporting; Anonymity; Retaliation”.

Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other Company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:

•	in writing to: Compliance Officer, Audit Committee, 191 Spring Street, Mail Drop 413-N, Lexington, MA 02421-8049 or

•	by phoning the Feedback Line.

Officers and employees may use either of these methods to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner. Further, employees should not use the Reporting Line to report grievances that do not involve the Code or other ethics-related issues.

Reporting; Anonymity; Retaliation

When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

The Company expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

D.    Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a Committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s stockholders in accordance with applicable United States securities laws and/or the rules and regulations of the New York Stock Exchange.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a Committee thereof.

All amendments to the Code must be approved by the Board of Directors or a Committee thereof and, if applicable, must be promptly disclosed to the Company’s stockholders in accordance with applicable United States securities laws and/or the rules and regulations of the New York Stock Exchange.